Exhibit 99.1

            APPLETON REPORTS FOURTH QUARTER AND YEAR END 2005 RESULTS

    APPLETON, Wis., Feb. 21 /PRNewswire/ -- Appleton's net sales for the fourth quarter ended December 31, 2005, rose 3 percent to $269.0 million compared to net sales of $260.9 million for the same quarter of 2004. The net sales figure for the fourth quarter 2005 represents the highest quarterly level achieved since the employee buyout of the Company in November 2001. The increase in net sales for the quarter was largely due to the fourth quarter net sales generated by New England Extrusion which Appleton acquired in January 2005.

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    Appleton's net sales for fiscal 2005 were $1.046 billion compared to $989.5 million for fiscal 2004, a 6 percent increase. That performance marked the first time Appleton achieved annual net sales of $1 billion or more since the November 2001 employee buyout.

    Appleton reported a net loss for fourth quarter 2005 of $1.3 million compared to a net loss of $1.0 million for the same quarter of 2004.

    The Company reported a net loss of $3.6 million for fiscal 2005 compared to a net loss of $25.0 million in fiscal 2004, which included $30.8 million in debt extinguishment expenses related to the Company's June 2004 refinancing. The loss in 2005 resulted primarily from a $10.6 million charge Appleton recorded for the restructuring of its U.S. business operations and its U.K. subsidiary, BemroseBooth. During 2005, Appleton restructured its U.S. business and eliminated 94 positions. BemroseBooth announced its exit from the traditional printing and binding portions of its information products business and began an organizational restructuring to increase market focus, centralize its operating structure and position the company to pursue growth in print services. By the end of 2005, BemroseBooth eliminated 54 positions and currently expects to eliminate approximately 26 additional positions during 2006.

    Coated Solutions

    Fourth quarter 2005 net sales for carbonless products, which accounts for the majority of the Company's coated solutions business, declined 4 percent on a 6 percent shipment volume decline compared to the same quarter of 2004. Fiscal 2005 net sales for carbonless products declined 2 percent on a 4 percent shipment volume decline compared to fiscal 2004.

    Thermal Products

    Thermal net sales increased approximately 4 percent during fourth quarter 2005 on a 5 percent shipment volume increase compared to the same quarter of 2004. Fiscal 2005 net sales increased 5 percent on a 3 percent shipment volume increase compared to fiscal 2004. The increase in net sales for the full year was due to improved volume, price and product mix.

    U.S. Security Products

    Net sales from U.S.-based security products increased 11 percent during fourth quarter 2005 compared to the same quarter of 2004 and 17 percent for fiscal 2005 compared to fiscal 2004. Revenue growth was due to a combination of increased sales volume from new and existing accounts, and improved product mix.

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    Specialized and Secure Print Services

    Fiscal 2005 net sales from BemroseBooth increased by 2 percent compared to fiscal 2004. The increase was due primarily to stronger sales of secure mail services, phone cards, and rail and car park tickets.

    Performance Packaging

    Net sales from Appleton's performance packaging companies grew 130 percent in the fourth quarter of 2005, compared to the fourth quarter 2004, due primarily to the January 2005 acquisition of New England Extrusion Inc. Net sales for the fourth quarter of 2005, excluding the New England Extrusion acquisition, were 10 percent higher than the same quarter of 2004. Net sales for fiscal 2005, excluding New England Extrusion, were approximately 3 percent higher than fiscal 2004.

    Debt Repayment

    During 2005, Appleton repaid $30.4 million of its debt. The Company made mandatory debt repayments of $2.4 million, plus interest, and voluntary debt repayments of $15.0 million, plus interest, on its senior credit facility. Also during the year, Appleton purchased $13.0 million, plus interest, of its $185 million outstanding 8.125% senior notes due June 15, 2011.

    Earnings release conference call

    Appleton will host a conference call to discuss its fourth quarter and year end 2005 results Wednesday, February 22 at 11:00 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors . A replay will be available through March 23, 2006.

    The Company expects to file its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission on or before March 31, 2006.

    About Appleton

    Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee owned. For more information visit http://www.appletonideas.com .

    Notice regarding forward-looking statements

    This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2004 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facility and senior and senior subordinated notes.

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                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                              For the        For the
                                           Three Months   Three Months
                                               Ended          Ended
                                           December 31,    January 1,
                                               2005           2005
                                           ------------   ------------
                                            (unaudited)    (unaudited)
Net sales                                  $    268,998   $    260,860

Cost of sales                                   203,884        198,021

Gross profit                                     65,114         62,839

Selling, general and administrative              50,073         50,106
Restructuring and other charges                   2,607          1,971

Operating income                                 12,434         10,762

Interest expense                                 12,519         11,747
Interest income                                    (305)          (568)
Other expense (income)                              377         (1,064)

(Loss) income before income taxes                  (157)           647
Provision for income taxes                        1,140          1,677

Net loss                                   $     (1,297)  $     (1,030)

Other Financial Data:

Operating income                           $     12,434   $     10,762
Depreciation and amortization                    19,668         18,600

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                              For the        For the
                                            Year Ended     Year Ended
                                           December 31,    January 1,
                                               2005           2005
                                           ------------   ------------
Net sales                                  $  1,046,504   $    989,508

Cost of sales                                   785,061        735,075

Gross profit                                    261,443        254,433

Selling, general and administrative             205,094        197,780
Restructuring and other charges                  10,637          2,989

Operating income                                 45,712         53,664

Interest expense                                 49,780         49,595

Debt extinguishment expenses                          -         30,779
Interest income                                    (976)        (2,232)
Other expense                                       904            304

Loss before income taxes                         (3,996)       (24,782)
(Benefit) provision for income taxes               (357)           249

Net loss                                   $     (3,639)  $    (25,031)

Other Financial Data:

Operating income                           $     45,712   $     53,664
Depreciation and amortization                    79,844         77,339

SOURCE  Appleton
    -0-                             02/21/2006
    /CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com /
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    /Web site:  http://www.appletonideas.com /